PRESS RELEASE

China BAK Appoints Jun Zou as New Chief Financial Officer

Shenzhen, China – March 25, 2010 –China BAK Battery, Inc. (“China BAK” or the “Company”) (Nasdaq: CBAK), one of the world’s largest lithium-ion battery cell manufacturers, today announced that Mr. Jun Zou, vice president of strategy, has been appointed as the Company’s new chief financial officer, treasurer and secretary, effective April 1, 2010. Mr. Tony Shen, who will step down as chief financial officer, treasurer and secretary, will remain as a consultant to the Company until April 25, 2010 to assist in the transition process.

“It is with great excitement that we welcome Jun Zou to the CFO position,” said Mr. Xiangqian Li, China BAK’s President and Chief Executive Officer. “Mr. Zou brings more than 16 years of financial expertise and international experience along with a reputation for adding value through creative strategic thinking in driving process, system and internal control improvements. The broad base of financial experience and global expertise he brings to China BAK will help us further cement and expand our established leadership position in lithium-ion mobile, network, consumer electronic and electric vehicle batteries in China.”

Mr. Li continued, “We are grateful for Tony’s contributions over the past three years and thank him for his efforts in helping to ensure China BAK’s solid financial position. We wish him well as he pursues new opportunities.”

Mr. Jun Zou has over 16 years of financial management and capital markets experience in the U.S., Europe, China and Hong Kong. Before joining China BAK, he previously served as chief financial officer at GCL Silicon in Hong Kong, helping the firm to establish its financial management system dealing with all U.S. IPO-related issues and pre-IPO fund raising activities. From 2006 to 2008, he was the chief financial officer for BU Global Technical Services and the head of global customer financing and treasury at Huawei Technologies, a US$30 billion high technology company in China. From 1999 to 2006, Mr. Zou worked at Ericsson U.S. and Sweden with progressive managerial roles in customer financing, treasury, strategic planning, and eventually as global controller for the managed services business unit. Prior to 1999, he held positions at Citi Capital Markets, First Union Capital Markets, Bank of Tokyo-Mitsubishi. He once also served as a corporate finance and strategy advisor for businesses and investors in the alternative energy sector. Mr. Zou earned his Bachelor of Science in International Business and Economics at Shanghai International Studies University and his MBA at The University of Texas.

Mr. Zou commented on the appointment, “China BAK is a leading alternative energy company with an intense focus on achieving profitable and sustainable long-term growth. This is an ideal environment for me to utilize the skills and experiences I’ve acquired in my previous assignments. I look forward to making an immediate and notable impact on the company’s success in the quarters and years ahead through a deep commitment to both prudent financial management and transparent communication with the investment community.”

About China BAK Battery, Inc.

China BAK Battery, Inc. (Nasdaq: CBAK) is one of the world’s largest manufacturers of lithium-based battery cells as measured by production output. The Company produces battery cells that are the principal component of rechargeable batteries commonly used in cellular phones, notebook computers and portable consumer electronics such as digital media devices, portable media players, portable audio players, portable gaming devices, and PDAs. China BAK Battery, Inc.’s production facilities, located in Shenzhen and Tianjin, PRC, cover over three million square-feet and have been recently expanded to support the production of larger batteries for various types of vehicles. For more information regarding China BAK Battery, Inc., please visit www.bak.com.cn.

Safe Harbor Statement

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All “forward-looking statements” relating to the business of China BAK Battery, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: risks related to China BAK’s business and risks related to operating in China. Please refer to China BAK’s Annual Reports on Form 10-K for the fiscal years ended September 30, 2009, as well as China BAK's Quarterly Reports on Form 10-Q that have been filed since the date of such annual report, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. China BAK’s actual results could differ materially from those contained in the forward-looking statements. China BAK undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact information:
Mr. Jun Zou
China BAK Battery, Inc.
Vice President of Strategy, CFO-elect
Tel: +86 (755) 8423-9821
E-mail: ir@bak.com.cn

Tracy Li
China BAK Battery, Inc.
Investor Relations Manager
Tel: +86 (755) 8977-0093
E-mail: ir@bak.com.cn